Exhibit 99.1
Upstart Repurchases $100 Million of Shares

SAN MATEO, Calif. – February 19, 2026 – Upstart Holdings, Inc. (NASDAQ: UPST), the leading artificial intelligence (AI) lending marketplace, today announced that it purchased $100 million of common stock over the last four trading days.

Upstart purchased a total of 3,193,294 shares of common stock at an average price of $31.31 per share between February 12, 2026 and February 18, 2026. These shares were repurchased in open market transactions pursuant to a $400 million share repurchase program previously authorized by the Upstart Board of Directors. After these repurchases, there is $122 million remaining under the program.

About Upstart
Upstart (NASDAQ: UPST) is the leading AI lending marketplace, connecting millions of consumers to more than 100 banks and credit unions that leverage Upstart’s AI models and cloud applications to deliver superior credit products. With Upstart AI, lenders can approve more borrowers at lower rates while delivering the exceptional digital-first experience customers demand. More than 90% of loans are fully automated, with no human intervention by Upstart. Founded in 2012, Upstart’s platform includes personal loans, automotive retail and refinance loans, home equity lines of credit, and small-dollar “relief” loans. Upstart is based in San Mateo, California.

Forward-Looking Statements
This press release contains forward-looking statements, including but not limited to, statements regarding Upstart’s share repurchase program. You can identify forward-looking statements by the fact that they do not relate strictly to historical or current facts. These statements may include words such as "anticipate", "estimate", "expect", "project", "plan", "intend", “target”, “aim”, "believe", "may", "will", "should", “becoming”, “could”, "can have", "likely" and other words and terms of similar meaning in connection with any discussion of the timing or nature of Upstart’s repurchases of common stock, future operating or financial performance or other events. Forward-looking statements give our current expectations and projections relating to our share repurchase program; financial condition; plans; objectives; growth opportunities; assumptions; risks; future performance; business; and results of operations. Neither we nor any other person assumes responsibility for the accuracy and completeness of any of these forward-looking statements. The forward-looking statements included in this press release relate only to events as of the date hereof. Upstart undertakes no obligation to update or revise any forward-looking statement as a result of new information, future events or otherwise, except as otherwise required by law.
All forward-looking statements are subject to risks and uncertainties that may cause actual results to differ materially from those that we expected. More information about factors that could affect our results of operations and risks and uncertainties are provided in our public filings with the Securities and Exchange Commission, copies of which may be obtained by visiting our investor relations website at www.upstart.com or the SEC’s website at www.sec.gov. These risks and uncertainties include, but are not limited to, our ability or desire to repurchase shares of Upstart common stock in the future.

Investors
Chelsea Williams
ir@upstart.com

Press
Chantal Rapport
press@upstart.com
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